EXHIBIT 10.5

AFFILIATED COMPUTER SERVICES, INC.
NEW YORK

BACK OFFICE SERVICES AGREEMENT

Greater Buffalo Savings Bank

Date: May 11, 1999

AFFILIATED COMPUTER SERVICES, INC.

BACK OFFICE SERVICES AGREEMENT

BACK OFFICE
SERVICES AGREEMENT

THIS BACK OFFICE SERVICES AGREEMENT ("Agreement') is made and entered into by and between AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation ("ACS"), and GREATER BUFFALO SAVINGS BANK ("Customer").

Section 1.      Services

(a) Initial Services. Attached hereto as Schedule "A" and incorporated herein by this reference, is a description of the products and services which ACS may provide to Customer. By signing this Agreement and by initialing where indicated adjacent to various products and services described on Schedule "A-1" attached hereto and incorporated herein by reference, Customer engages ACS to provide such indicated products and services (herein such products and services which are so indicated by Customer's and ACS' initials on Schedule "A-1" will be referred to as the "Services"), and ACS agrees to provide such Services, in accordance with the terms and conditions of this Agreement and the Schedules hereto. The prices for such products and services as of the Effective Date (as hereinafter defined) of this Agreement are indicated on Schedule "A-2" attached hereto and incorporated herein by reference. Specifications and any special terms and conditions which relate to the performance of the Services are provided in Schedule "A-3" attached hereto and incorporated herein by reference.

(b) Changed or Additional Services. If Customer wishes to change the Services or wishes to add to the Services covered by this Agreement, Customer shall so advise ACS in writing, and shall submit specifications therefor to ACS. After receipt of the specifications, ACS shall provide Customer with a cost estimate for performing the changed or additional services. The parties shall then negotiate in good faith and agree upon a charge for such changed or additional services and complete amended Schedules, as applicable, to reflect such changed or additional services. The performance of and payment for such Services shall otherwise be governed by the terms and conditions of this Agreement.

(c) Different Services. If Customer requests services that are different in kind from the Services governed by this Agreement (e.g., programming or software development), then ACS shall promptly consider such request and, if deemed appropriate by ACS, submit a proposed Agreement covering such different services. ACS shall not be obligated to perform and shall not charge Customer for any different services, unless agreed to in writing by the parties.

(d) Enhanced/New Services. If, after the Effective Date, ACS offers enhanced or new services, ACS may announce same and associated fees to Customer and offer Customer the opportunity to contract with ACS for such enhanced or new services. ACS shall not be obligated to perform and shall not charge Customer for any enhanced or new services, unless agreed to in writing by the parties.

(e) Changes to Services/Operating Instructions. ACS may from time to time provide Customer with instructions governing the operation of the Services. All changes to the Services which materially affect Customer's procedures or reporting will be conveyed by notice to Customer within a reasonable period of time prior to installation. Customer will comply with all such instructions that may be in effect from time to time.

(f) Financial Statements/EDP Audit Report. Upon Customer's request, ACS will provide to Customer, a copy of the most recent audited financial statements of ACS. ACS will provide to Customer for its review a copy of the most recent independent audit report (the "EDP Audit Report") of ACS' electronic data processing functions. Customer agrees to review and return the EDP Audit Report to ACS within sixty (60) days after delivery to Customer. If Customer does not return the EDP Audit Report to ACS within sixty (60) days after delivery, or Customer desires to retain such copy (and/or obtain additional copies of such EDP Audit Report), then Customer will be charged the fees noted in Schedule "A-2" attached hereto. Customer may, at its own expense, after notice to ACS and at a time convenient to ACS during normal business hours, perform a EDP audit of the data center should it be determined by federal EDP examiners that such an audit by Customer is necessary.

(g) Back-Up Procedures and Facilities. ACS will provide backup procedures and facilities covering equipment, data operating systems and application software which will facilitate continuation of the Services in the event of a disaster. The backup facilities to be provided by ACS may include the following: an uninterrupted power supply, using batteries and a generator; alternate electric grids; multiple processors in one or more locations; backup processing sites; and an agreement with a third-party national computer disaster recovery provider. ACS will also provide remote storage of source and object codes and all necessary documentation for ACS' software utilized in performing the Services.

(h) Disaster Recovery Plan. A copy of the ACS Disaster Recovery Plan (the "Plan") and test results relating thereto will be made available to the Customer upon request therefor.

(i) Exclusivity. Customer agrees to use ACS as the sole provider of the services described in this Agreement for all current and future locations operated by Customer in New York area for the term of this Agreement. Violation of this paragraph shall be considered a material breach of this Agreement.

Section 2.   Term of Agreement

(a) Original Term. The "Original Term" of this Agreement shall commence on the Effective Date and shall terminate on that date (the "Termination Date") which is thirty-six (36) months from the Final Conversion Date (as hereinafter defined), unless sooner terminated in accordance with the provisions of this Agreement. The term "Final Conversion Date" shall mean that date on which the last of the Services (to be provided initially under this

Agreement) is first provided to Customer.

(b) Notice of Final Conversion Date. ACS will provide notice to Customer confirming the Final Conversion Date and the corresponding Termination Date of this Agreement.

(c) Conversion Date Deadline. If Customer fails to convert to any Services on or before _____________________ (the "Conversion Date Deadline"), then ACS shall have the option, which option shall be exercised by written notice to Customer not later than thirty (30) days after the Conversion Date Deadline, to either: (i) terminate this Agreement, in which event Customer shall pay to ACS a termination fee in an amount equal to the monthly fee which ACS reasonably estimates that Customer would have paid under this Agreement, multiplied by six (6), such payment to be due and payable within ten (10) days after the exercise by ACS of such option to terminate this Agreement, or (ii) extend the Conversion Date Deadline for a period of up to six (6) months, in which event Customer shall pay to ACS a fee in an amount equal to the monthly fee which ACS reasonably estimates that Customer would have paid under this Agreement, with such payment to be due and payable on the tenth day of the month next succeeding the month in which such fees would have otherwise been earned.

(d) Renewal Terms. This Agreement and the term hereof shall be automatically renewed for successive periods each equal to the period of the Original Term (herein each such period will be referred to as a "Renewal Term"), at the expiration of the Original Term, or any Renewal Term, as applicable, unless either party shall terminate this Agreement by giving written notice via certified mail not less than one hundred twenty (120) days prior to the last day of the Original Term or any Renewal Term of this Agreement, as applicable.

(e) Holdover. In the event that Customer shall notify ACS that it is terminating this Agreement, then ACS agrees to continue to provide the Services hereunder for a period (the "Holdover Period") of ninety (90) days after termination; provided that all of the terms and provisions of this Agreement shall apply during the Holdover Period and on the first day of the Holdover Period, fees shall be increased by an amount equal to the greater of: (i) ten percent (10%) or (ii) that amount which is determined in accordance with paragraph (b) of Section 3 hereof.

Section 3.   Fees

(a) Initial Fees. Customer will pay to ACS fees for the Services in accordance with the terms of Schedule "A-2" to this Agreement.

(b) Adjustments to Fees. The fees stated in Schedule "A-2" to this Agreement will remain unchanged during the first eighteen (18) months of the Original Term of this Agreement. At the end of eighteen (18) months and at the end of each eighteen (18) month period thereafter (whether such eighteen (18) month period is the end of the Original Term, at the end of first eighteen (18) months during any Renewal Term or at the end of each Renewal Term), ACS at its option may increase the fees for each subsequent eighteen (18) month period by an amount not to exceed five percent (5%). Failure of ACS to exercise its option to increase fees at the end of any eighteen (18) month period shall not in any manner waive or diminish ACS' option to increase fees at the end of any subsequent eighteen (18) month period.

(c) Monthly Invoices. ACS will bill Customer for current Services on a monthly basis. Payment for services by Customer will be paid by official check. Any amounts that remain unpaid as of the date thirty (30) calendar days after the date of the invoice shall bear interest at the rate of one and one-half (1-1/2) percent per month from the date of the invoice until the date payment is received by ACS; provided that in no event shall the interest to be charged exceed the highest applicable lawful rate.

(d) Taxes. The fees stated in Schedule "A-2" to this Agreement do not include local, state, or federal sales, use, excise, transfer, personal property, or similar or other taxes or duties or payments in lieu thereof. Any and all such taxes or levies, however designated (other than taxes based on the net income of ACS), that are attributable or fairly allocable to the Services provided hereunder shall be promptly paid by Customer.

(e) Reimbursement of Expenses. ACS shall be reimbursed by Customer for any unusual expenses incurred at the request of, and approved by, Customer, such reimbursement to be made at the same time and in the same manner as the payment of fees.

(f) Courier Fees. Courier fees are the sole responsibility of Customer. ACS may, at the request of Customer, elect to provide such services and pass the expense through to Customer on a cost plus basis, the determination of the charge by ACS in addition to such cost to be determined on a case-by-case basis.

(g) Government Mandated Changes. If, after the Effective Date hereof, any modifications to the Services shall be required by law or by any governmental regulatory authority having authority over the business of Customer, ACS shall, except to the extent such changes may be beyond the capability of ACS' system to implement, conform the Services to be in compliance with such modified laws or governmental regulations. ACS may, at its discretion, pass on, in whole or in part, on an equitable basis to all users of the Services (including Customer) affected by any such modification the actual costs incurred by ACS in making any such modification to the Services. Customer shall not be liable for any increase in fees for any such modification(s) which are not applicable to Customer.

Section 4.   Employees

(a) ACS' Employees. ACS' staff are not, nor shall they be deemed to be at any time during the term of this Agreement, the employees of Customer. ACS shall have the sole right, at any time and from time to time, to designate which of its staff shall perform any of the Services required under this Agreement.

(b) Nonsolicitation. Unless otherwise agreed to in writing, neither party shall, during the term of this Agreement, nor for a period of one (1) year after termination of this Agreement, directly or indirectly solicit, hire, or otherwise retain as an employee or independent contractor, a staff member or former staff member of the other party who is directly associated with or involved in the performance of the Services.

Section 5.   Standard of Services

(a) Warranties. ACS represents and warrants that:

(i) the Services will be performed in a competent manner by qualified personnel and shall conform to the descriptions, criteria and specifications set forth in this Agreement; and

(ii) All ACS owned software, hardware and other EDP services provided hereunder will be Year 2000 Compliant. Customer will be provided periodic updates and documentation prior to Year 2000 indicating compliance.

(b) EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 5(a) OF THIS AGREEMENT, ACS HAS NOT MADE AND HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

(c) Correction of Services. If Customer reasonably believes that any Services performed by ACS hereunder are nonconforming to the specifications herein provided, then Customer shall notify ACS in writing within two (2) weeks after Customer knew or should have known that any Services performed by ACS hereunder were nonconforming. ACS will, at ACS's option, re-perform or grant a credit for any Services performed by ACS, and determined by mutual agreement of ACS and Customer to be nonconforming. If such nonconforming performance was caused by acts or omissions of ACS, then ACS shall bear the cost of such re-performance. If such nonconforming performance was caused by acts or omissions of Customer, then Customer shall bear the cost of such re-performance.

(d) Customer Responsibility for Data. ACS may accept as correct, without further inquiry, all data, documents and other records of Customer delivered to or made available to ACS, and shall have no responsibility or liability for any error, inadequacy or omission that results from inaccurate or incomplete data, documents or other records of Customer.

Section 6.    Confidential Information and Ownership of Information.

(a) Confidential Information. "Confidential Information" shall mean all matters relating to Customer's business that are clearly designated in writing as confidential by Customer and are disclosed by Customer to ACS pursuant to this Agreement.

Confidential Information shall not include information:

(i) that is generally available or known to the public or to the data processing industry; (ii) that was previously known by ACS; (iii) the information was independently developed by ACS outside the scope of this Agreement; (iv) that was disclosed to ACS by a third party; or (v) that is required by any State or Federal court or agency to disclose same, provided that, if permitted by law, ACS shall promptly inform Customer of the request to disclose.

(b) Confidentiality. ACS acknowledges that Confidential Information which has or will come into its possession may consist of confidential and proprietary information of Customer or its customers. ACS will not disclose and will instruct its employees not to disclose any Confidential Information to any third party. ACS further agrees only to permit access to Confidential Information to its employees having a need to know in furtherance of this Agreement. ACS will use the same care and discretion with respect to Customer's (and its customers') Confidential Information which ACS uses with respect to ACS's confidential information.

(c) Ownership of Work Product. As to any work product resulting from, or developed in connection with, the Services under this Agreement (whether or not patentable or copyrightable), ACS shall have sole and exclusive rights thereto. Any ideas, concepts, know-how, or techniques relating to the Services developed during the course of this Agreement by ACS, or jointly by Customer and ACS, shall be the exclusive property of ACS.

(d) Customer's Materials. Any data or other materials furnished by Customer for use by ACS in connection with the Services performed under this Agreement or reports or lists generated from Customer Data for the use by Customer (or its customers) shall remain the sole property of Customer. Customer may obtain, at Customer's expense, Customer's materials furnished to ACS upon termination of this Agreement and upon receipt by ACS of payment for the Services. If Customer fails to recover its data from ACS within thirty (30) days from the date to which it is so entitled, ACS will cease to be responsible for its safekeeping and may discard or destroy same without notice to or approval from Customer.

(e) Disclosure of Agreement. Neither party shall disclose the terms of this Agreement, including without limitation the products and services offered by ACS, pricing and performance standards, except to the extent authorized by the other party in writing, to the extent required by any State or Federal court or agency or government regulation, to its respective legal representatives or auditors. Neither shall make any public announcement regarding the execution of this Agreement without the other party's prior written approval.

(f) Irreparable Harm. ACS and Customer acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be difficult to estimate, thus making any remedy at law or in damages inadequate. ACS and Customer each agree that the other shall have the right to apply to any court of competent jurisdiction for an order restraining any breach of this Section 6.

Section 7.     Breach and Remedy.

(a) ACS Breach. It shall be a breach ("ACS breach") of this Agreement, if ACS:

(i) fails, in any material respect, to perform any of its obligations and duties under this Agreement and such nonperformance shall remain uncured for a period of ninety (90) days after the receipt by ACS of written notice from the Customer specifying in detail the breach claimed; or

(ii) commits an Act of Bankruptcy (as hereinafter defined).

(b) Remedy of Customer upon ACS Breach. Subject to the limitations and provisions of this Agreement, upon the occurrence of an ACS breach Customer shall have:

(i) the right to terminate this Agreement, which right must be exercised by providing written notice (the "Termination Notice") to ACS not later than ten (10) days after the ninety (90) cure period, that the Customer is terminating the Agreement, which termination shall occur thirty (30) days after the receipt by ACS of the Termination Notice, or

(ii) such other remedies as may be provided by law.

(c) Customer Breach. It shall be a breach ("Customer breach") of this Agreement, if Customer:

(i) fails, in any material respect, to perform any of its obligations and duties under this Agreement (other than the payment of fees due hereunder) and such nonperformance shall remain uncured for a period of ninety (90) days after the receipt by Customer of written notice from ACS specifying the Customer breach; or

(ii) fails to pay in full any invoice within thirty (30) days from the date of such invoice, and such invoice, plus any interest accrued thereon, shall remain unpaid ten (10) days after receipt of written notice from ACS [which such written notice giving ten (10) days to cure shall not be given sooner than thirty (30) days after the invoice date]; or

(iii) commits an Act of Bankruptcy.

(d) Remedies of ACS upon Customer Breach. Subject to the limitations and provisions of this Agreement, upon the occurrence of a Customer breach ACS shall have, to the extent permitted by applicable law:

(i) the right to immediately terminate this Agreement, provide that if such right arises as a result of Customer breach under subsection (c)(i) of this Section 7 then such remedy can only be exercised by providing written notice (the "Termination Notice") to Customer not later than ten (10) days after the ninety (90) cure period that ACS is terminating the Agreement, which termination shall occur thirty (30) days after the receipt by Customer of the Termination Notice,

(ii) the right; with respect to any Customer breach under subsection (c)(iii) of this Section 7, if after declaration of insolvency, the Customer is not liquidated, or is placed in receivership or conservatorship, or other similar actions are taken, and if ACS does not elect to terminate this Agreement; to declare the use of the Services thereafter by any new owner, receiver, conservator, manager or other agent or representative acceptance and assumption of this Agreement on the full terms and conditions contained herein.

(iii) such other remedies as may be provided by law.

(e) The term "Act of Bankruptcy" shall mean with respect to any person or entity that such person or entity: (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings or by any federal or state agency; (iv) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such person or entity in a proceeding of the type described in subsections (iii) through (vi) of this Section 7. (c): (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of all or any substantial part of such person's or entity's properties; or (vii) is the subject of a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law and (120) days have expired after filing thereof without dismissal thereof or with respect to which, without such Customer's consent or acquiescence, a trustee, receiver, or liquidator of Customer or of all or any substantial part of Customer's properties has been appointed and ninety (90) days have expired without the appointments having been vacated or stayed.

Section 8.     Liability

(a) Correction of Services. The sole and exclusive liability of ACS under this Agreement to Customer or any third party claiming under or through Customer, for any claims, notwithstanding the form of such claim (e.g. contract, tort, strict liability or any other form of action) including without limitation those arising out of errors or omissions in the Services or the failure to provide such Services, caused by ACS, shall be to furnish the correct report and/or to correct the applicable files, provided that Customer promptly advises ACS thereof, or to make the Services available as promptly as possible. If, in the opinion of ACS, it is not feasible to make such correction, ACS shall refund any payment(s) made by Customer with respect to the Services performed incorrectly, and if requested by Customer, shall promptly return any documentation or other materials related to the error which were furnished by Customer under this Agreement, to the extent same are still in the possession of ACS.

(b) Limitations on Damages. ACS' sole liability under this Agreement for damages resulting from the aggregate of all claims made by customer or any third party claiming under or through Customer arising from or related to any and all causes not covered by paragraph (a) above shall be limited to the lesser of (i) the amount of actual damages incurred by Customer, or (ii) an amount which will not exceed the charges paid by Customer for the Services supplied hereunder for one (1) month, such amount to be determined by averaging such charges for the six (6) months preceding the month in which the damage or injury is alleged to have occurred, or such lesser number of months if Customer has not received Services for six (6) months. Such damages shall be the full extent of ACS' damages under this Agreement regardless of the form in which any such legal or equitable claim or action may be asserted against ACS and shall constitute Customer's sole remedy in damages against ACS.

(c) Consequential, Special, Punitive, Etc. Damages. Anything in this Agreement to the contrary notwithstanding, ACS shall in no event be liable for loss of profit, goodwill or other special, punitive, incidental or consequential damages suffered by Customer or others arising out of the performance (or non-performance) of the Services or other obligations by ACS under this Agreement, whether in contract, tort, strict liability or any other form of action in connection with or arising out of this Agreement. Further Customer shall in no event be liable for any special, punitive, incidental or consequential damages suffered by ACS or others arising out of the performance (or non-performance) of their obligations under this Agreement.

(d) Liability for Items in Transit. ACS shall have no liability for the loss or destruction of items while in transit to or from any location, except that if items are lost or destroyed while in transit between ACS and the Federal Reserve while in the possession of an ACS courier, ACS shall re-construct such items based on the microfilm records in ACS' or Customer's possession.

Section 9.     Termination

(a) Transfer of Materials Upon Termination. Upon proper termination of this Agreement in accordance with all applicable provisions (at the conclusion of the required written notice period) and upon receipt of payment from Customer of all outstanding amounts, all data files created by ACS and related to Customer will be furnished to Customer by ACS in machine readable format at the cost set forth in Schedule "A-2". Customer will pay for all reasonable, out of pocket expenses documented by original invoice, excluding soft costs such as "overhead", associated with any datalines and or equipment that has been installed in Customer offices as of the time of such termination, such payment to include all of ACS' costs, if any, in connection with the deinstallation and damage other than ordinary wear and tear, and other costs incurred or to be incurred by ACS as a result of the termination. Upon any termination of this Agreement, Customer will return to ACS all operations materials and materials relating to or constituting part of the Services, and Customer will purchase from ACS all Customer's custom forms held or on order by ACS.

(b)  Amounts Due at Termination. Upon any termination of this Agreement, all amounts owing from Customer to ACS, together with any and all interest accrued and unpaid thereon, shall be due and payable at the time of termination.

(c)  Liquidated Damages. The parties hereto acknowledge and agree that (i) ACS has incurred and will incur substantial expenses in connection with the commencement and continuation of providing the Services hereunder, (ii) ACS has substantial fixed expenses in providing the Services which cannot be reduced by termination of such Services, (iii) in the event of any such termination, the damages that would be incurred by ACS because of such termination would be uncertain and difficult and impracticable to calculate, and (iv) the amount determined pursuant to this Section 9(c) represents a reasonable method of estimating the actual damages that would be incurred by ACS in the event of such a termination.

Upon any termination of this Agreement by ACS as the result of the exercise by ACS of its rights upon a Customer breach, Customer shall pay to ACS as liquidated damages an amount equal to the following:

(i) if termination occurs between the Commencement Date and the end of the first year of the Original Term hereof, that amount determined by multiplying eighty percent (80%) times the Estimated Remaining Billings;

(ii) if such termination occurs during the second year of the Original Term hereof, that amount determined by multiplying sixty percent (60%) times the Estimated Remaining Billings; and

(iii) if such termination occurs during the final year of the Original Term hereof or during any Renewal Term, that amount determined by multiplying forty percent (40%) times the Estimated Remaining Billings.

The term "Estimated Remaining Billings" shall mean an amount equal to the monthly fee which ACS reasonably estimates that Customer would have paid under this Agreement, times the number of months remaining in the term of this Agreement. Each year of the term of this Agreement shall mean a twelve month period beginning on each anniversary date of the Commencement Date.

Section 10.    Indemnification

(a) Indemnity by Customer. Customer shall indemnify and hold harmless

ACS, its directors, officers, employees, attorneys, and affiliates from and against any fine, penalty, cost, loss, damages, injury, obligation, demand, assessment, claim, expense or liability, including attorneys' fees and expenses, asserted against or incurred by any such person for any third party claim for (i) bodily injury to or death of any person caused by Customer, or (ii) physical damage to, or loss or destruction of, tangible real property or tangible personal property caused by Customer or its agents, subcontractors or employees.

(b) Indemnity by ACS. ACS shall indemnify and hold harmless Customer, its directors, officers, employees, attorneys, and affiliates from and against any fine, penalty, cost, loss, damages, injury, obligation, demand, assessment, claim, expense or liability, including attorneys' fees and expenses, asserted against or incurred by such persons or entities for any third party claim for (i) bodily injury to or death of any person caused by ACS, or (ii) physical damage to, or loss or destruction of, tangible real property or tangible personal property caused by ACS or its agents, subcontractors or employees; provided that such indemnity shall be limited to the limitations on damages provided in this Agreement, including, but not necessarily limited to the provisions of Section 8., hereof.

(c) Infringement Indemnity by ACS. ACS shall defend at its expense any claim, including any suit brought against Customer, alleging that the Services infringe upon or constitute a misappropriation of the proprietary rights of any third party, and ACS shall pay all costs and damages finally awarded, provided Customer gives ACS prompt written notice of such claim, and information, reasonable assistance and sole authority to defend or settle the claim. In the defense or settlement of the claim, ACS may re-perform the Service, using procedures that are non-infringing or if such procedures are not reasonably available, grant Customer a credit for the Services and terminate this Agreement. Notwithstanding the foregoing, ACS shall not have liability for a claim to the extent the alleged infringement or misappropriation is based on information or data furnished by Customer. This Section states the exclusive liability of ACS for infringement or misappropriation.

(d) Infringement Indemnity by Customer. Notwithstanding any other provision of this Agreement, Customer shall defend at its expense any claim, including any suit brought against ACS, alleging that the Customer (or its customers) infringes upon or misappropriates the proprietary rights of any third party, and Customer shall pay all costs and damages finally awarded, provided ACS gives Customer prompt written notice of such claim, and information, reasonable assistance and sole authority to defend or settle the claim. This Section states the exclusive liability of Customer for infringement or misappropriation.

(e) Indemnity Procedures. In the event either party is entitled to indemnification (an "Indemnitee") from the other party pursuant to the terms of this Agreement with respect to which such Indemnitee intends to seek indemnification under this Section, such Indemnitee shall give written notice to the indemnifying party (the "Indemnifying Party"), including a brief description of the amount and basis therefor, if known, and any documentation provided in connection therewith. Upon receipt of such notice, the Indemnifying Party shall be obligated to defend such Indemnitee against such claim, and the Indemnitee (except as provided below) shall reasonably cooperate with the Indemnifying Party in its defense against such claim. The Indemnifying Party shall keep the Indemnitee fully apprised at all reasonable times as to the status of the defense. the Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee.

(i) the Indemnitee receives notice from the Indemnifying Party that it will defend and (ii) the Indemnifying Party assumes such defense, the Indemnitee may, at any tune after ten (10) days from notifying the Indemnifying Party of the claim, resist the claim, or after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the claim. The Indemnifying Party shall pay all costs of the Indemnitee arising out of or relating to that defense and any such settlement, compromise or payment. The Indemnitee shall keep the Indemnifying Party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section 10. the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to the matters for which indemnification has been made.

Section 11.     Miscellaneous

(a)  Advertising. ACS shall not use Customer's name or marks or identify Customer in publicity releases or advertising or correspondence with others without Customer's written approval.

(b)  Notices. All notices under this Agreement shall be deemed given and received when personally delivered or three (3) calendar days after being mailed by certified mail or registered mail, postage prepaid, to the parties at the following addresses (or at any other address designated by a party pursuant to notice in accordance with this paragraph):

If to ACS, then to:

Affiliated Computer Services, Inc.
1000 Woodbury Road
Woodbury, New York 11797
Attn: Data Center Manager

With a copy to:

Affiliated Computer Services, Inc.
2828 N. Haskell
Dallas, Texas 75204
Attn: General Counsel

If to Customer, then to:

Greater Buffalo Savings Bank

47 Court Street
 Buffalo, NY 14202
Attn:  H. Davis

(c)  Modification. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto: provided, however that ACS shall from time to time make such modifications in the forms and procedures used in the performance of its work and the Services, as ACS may, in its sole discretion determine to be necessary or advisable.

(d)  Regulatory Compliance. ACS and Customer mutually agree that all Services performed and all records maintained for Customer will be subject to regulation and examination by State and Federal supervisory agencies to the same extent as if such services and records were on the premises of Customer. Costs of compliance with exceptional or extensive audit procedures will be billable to Customer at prevailing rates.

(e)  Entire Agreement. The provisions, terms and conditions of this Agreement and any and all schedules hereto represent the entire agreement of the parties hereto and supersede any prior written agreement or understanding not incorporated herein. If any inconsistencies exist between this Agreement and any prior written agreements or understandings, the terms of this Agreement shall prevail. Any representations or statements by ACS that differ in any way from the terms of this Agreement shall have no force or effect. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any schedule hereto, the terms and conditions of the schedule shall govern.

(f) Successors and Assigns. This Agreement is binding on the parties hereto and their respective successors and assigns. Customer may not assign this Agreement, except to a parent or subsidiary upon providing written notice to ACS, but the consent of ACS is not required. ACS may assign this Agreement upon written notice to Customer, but the consent of Customer shall not be required. Any purported assignment in violation of this provision shall be null and void.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties submit and agree to the exclusive jurisdiction of such State and Federal courts silting in such State in connection with any action arising out of this Agreement.

(h) Severability. If any provision of this Agreement shall be determined to be illegal, unenforceable, or in conflict with any laws governing this Agreement, the remaining provisions of this Agreement shall remain in full force and effect.

(i) Force Majeure. Both parties hereto shall be excused from performance, and shall have no liability, for any period and to the extent that either party is prevented, hindered or delayed from performing any services or other obligations under this Agreement, in whole or in part, as a result of acts, omissions or events beyond the reasonable control of the party who is obligated to perform, including by way of illustration and not limitation, acts or omissions of either party, third party nonperformance, failure or malfunction of computer or telecommunications hardware, equipment or software, breach or other nonperformance by ACS' or Customer's vendors or suppliers, strikes or labor disputes, riots, war, fire, acts of God or governmental regulations.

(j) Headings. The article, paragraph and section headings and captions contained herein are inserted for purposes of convenience and identification only and shall not be considered in construing or interpreting this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the dates indicated adjacent to their respective signatures hereto, to be effective as of the latter of such dates (the "Effective Date").

Dated this 4th day of August, 199_.

GREATER BUFFALO SAVINGS BANK AFFILIATED COMPUTER SERVICES, INC.

By:	____________________	By:	James L. Gibbons
	____________________		___________________
Title:	____________________	Title:	___________________
Date:	____________________	Date:	___________________

Addendum B

FDIC and New York State Funding Approval: Affiliated Computer Services Inc. (ACS) acknowledges that this Agreement is subject to the approval of Greater Buffalo Savings Bank's (customer) application to the Federal Deposit Insurance Corporation and New York State funding requirements of $6 million, which are anticipated by Customer no later then September 30, 1999. However, in order to induce ACS to commence work related to converting Customer to the ACS system, Customer has executed this Agreement prior to receipt of such approval. Upon receipt of notice by Customer that it has not received such approval, Customer shall immediately provide ACS written notice that the approval has not been received. Upon receipt of such notice from Customer, this Agreement shall be deemed terminated and ACS shall discontinue all work relating to the conversion of Customer to the ACS system. Customer shall pay ACS for all work performed by ACS associated with the conversion of Customer to the ACS system through the date of termination of this Agreement. Notwithstanding, the aforementioned, Customer shall pay ACS a minimum conversion fee of $5,000.

Greater Buffalo Savings Bank	Affiliated Computer Services Inc.
Signed: _____________________	Signed:___________________
Title: _____________________	Title: __________________

BACK OFFICE SERVICES AGREEMENT
SCHEDULE "A"

CHECK PROCESSING SERVICE

          1. Check Processing (Inclearing). ACS will receive, capture, reconcile, and transmit to Customer each business day, a list ("Daily List") of Customer Checks, i.e., checks drawn on Customer's customer accounts and business accounts, ("Customer Checks") presented to ACS for pass through payment by the Federal Reserve Bank or an institution with which Customer has a contractual direct send agreement. To the degree deemed practical by ACS, Customer Checks received after 5:00 p.m. on a given business day will be processed on that day; otherwise, they will be included with the next business day's Customer Checks. For purposes of this Agreement, a business day is any day other than a Saturday, Sunday or any other day on which banks are required or permitted to be closed in the State of New York. Such captured data will be transmitted to Customer designated Data Center starting no later than 6:00 p.m. and completed by 8:00 p.m. each business day.

          2. Daily Reports. The Daily List provided by ACS will be in account number order and will be in tape, print, image form. One (1) copy of the hard copy report will be provided free of charge as part of the product offering. Any additional requests for extra copies will be provided at the fees set out in Schedule A-2. With respect to each Daily List provided hereunder, Customer must examine the information transmitted, and within a reasonable period of time, report to ACS any discrepancies between the total provided and the Customer Checks listed or any other inadequacy in the information provided.

          3. Advice of Return Items. Customer must provide ACS with advice of all Customer Checks to be returned and charged back on a daily basis. This advice by transmission to ACS's Data Center must reach ACS by 6:00 am. of the business day following the business day of presentment to ACS. The data must set forth information in account number order and must include the account number, check number, amount of check and reason for return for each check to be returned plus such other information as ACS may reasonably request. The file format will be as mutually agreed between ACS and Customer.

          4. Deposit of Return Items.

               a. A deposit for return of Customer Checks will be made to Customer's account at the Federal Reserve Bank, or any other correspondent so designated by Customer, at the close of the second business day after presentment to ACS, if said advice is received before 3:00 p.m. If advice of a return of a Customer Check is received after 3:00 p.m., then the deposit for same shall be made one business day later than described in the sentence above; and

               b. Return item information received after 1:00 p.m. as defined in 4(a) above, will be processed by ACS and ACS will not be held responsible if the late return is dishonored.

               c. Customer shall have the right between the hours of 3:00-5:00 p.m. to return items on exception basis, to be included in that days outgoing work. ACS will use best efforts to comply at fees specified in 'Schedule A-2".

          5. Check Specifications. Customer will control and be responsible for the issuance of Customer Checks and other documents to its depositors. Customer shall also be responsible for controlling the quality and machine readability of the Customer Checks, in accordance with ACS's standards as defined in Special Exhibits. If ACS determines that the quality of checks is substandard, ACS will notify Customer promptly and Customer will take immediate steps to rectify. ACS will make reasonable efforts to continue to process checks but will not be liable for delays, etc., which such sub-standard documents will cause. Customer's Routing Symbol - A.B.A. number, account numbers and consecutive check numbers will be MICR encoded on all Customer Checks to be processed under this Agreement. Excessive processing delays, as a result of faulty documents, can result in financial penalties equivalent to double the standard per item fee if the error rate exceeds 1.5% of the daily inclearing volume.

          6. Signature Verification. Customer will be solely responsible for the authenticity of drawers' signatures on Customer Checks. ACS will not be responsible for drawers signatures on Customer Checks or for the authenticity of any endorsement, regardless of check amount. ACS will provide to Customer all Customers Checks presented in the Inclearings which are $5,000 and higher, or such other threshold amount as Customer advise ACS in writing. These checks will be available for pick up or delivered to Customer at the main office by g:00 am. the next business day. If Customer wishes, copies can be delivered in lieu of originals, at the fees set out in Schedule A-2. ACS does offer a signature verification service which is not part of this agreement.

          7. Photocopies. ACS will microfilm both sides of all Customer Checks processed, except over-the-counter checks which will be filmed at cycle time if Customer chooses option to film cycle work, photocopies are provided upon request and the fees therefore shall be as set out in Schedule A-2.

          8. Stop Payment. Customer is responsible for placing stop payment of Customer Checks, if any. ACS will not be responsible for stop payments. For purposes of this Agreement, Customer should treat such items as Return Items (see paragraph 3).

          9. Certified Check. Customer is responsible for insuring and maintaining certified check information and ACS has no responsibility to maintain such data. Customer is required to either hole punch the account number field or utilize a certification sticker to be affixed over the preprinted MIOR account number on the Customer Check being certified. ACS will return such items daily to Customer after processing.

Schedule A-1

BACK OFFICE SERVICES AGREEMENT
SCHEDULE "A-1"
SERVICES

ACS' NEW YORK FACILITY
			Customer Initials	ACS Initials
I.		INCLEARING PROCESSING

	a.	Receive checks from Federal Reserve Bank or presenting institution.
	b.	Capture items.
	c.	Microfilm all items.
	d.	Re-enter all rejects from prime pass capture.
	e.	Balance and reconcile incoming cash letters.
	f.	Transmit data file to processor.
	g.	Exception item pull.
	h.	Cycle sort paid items.
	i.	Destruction of truncated items.

II.		PROOF OF DEPOSIT PROCESSING

III.		TRANSIT ITEM PROCESSING

	a.	Receive items from the Customer's courier.
	b.	Verify all bundles have been received.
	c.	Encode all necessary fields.
	d.	Endorse each item.
	e.	Balance each transaction.
	f.	Capture all items.
	g.	Microfilm all items.
	h.	Re-enter all rejects from prime pass capture.
	i.	Balance and Reconcile to the Teller totals and overall totals.
	j.	Prepare outgoing transit cash letter.
	k.	Forward transit cash letter to the financial institution's correspondent bank.
	l.	Series "EE" Savings bonds.

IV.		EXCEPTION ITEM REVIEW

	a.	Pull large items.
	b.	Special instruction item review.
	c.	High dollar fax.
	d.	Signature verification.
	e.	Collections (Foreign Items).

V.		BULK FILE STORAGE

	a.	Bulk file paid items in the ACS Check Vault.
	b.	Return captured and processed items to Customers.

Page 18 BACK OFFICE SERVICES AGREEMENT SCHEDULE "A-1" (Continued)

VI.		RESEARCH AND ADJUSTMENTS

	a.	Prepare and forward adjustments found during the inclearing capture to the presenting institution.
	b.	Forward copies of each adjustment to the receiving institution.
	c.	Prepare and forward as instructed any requested source of receipt.
	d.	Provide photocopies as requested.
	e.	Perform any necessary research needed to complete a subpoena request.
	f.	Perform as requested necessary research to clear any out of balance condition.

VII.		RETURN ITEM PROCESSING

	a.	Receive fax or exception file from financial institution listing each return and the reason for the return.
	b.	Fax copies of all items with invalid account numbers to Customer.
	c.	Separate forced paid items from return items.
	d.	Stamp each return item with the reason for the return.
	e.	Identify the bank of first deposit.
	f.	Qualify each return item in accordance with Reg. CC.
	g.	Prepare outgoing return item cash letter.
	h.	Forward return item cash letter to the local Federal Reserve.
	i.	Fax a copy of the return item advice to Customer.

VIII.		CHARGEBACKS

	a.	Receive chargebacks from the Federal Reserve.
	b.	Verify that all were received and charged correctly.
	c.	Identify the depositor.
	d.	Review special instruction.
	e.	Chargeback or reclear deposited items per Customer instructions.
	f.	Type notice and mail to Customer.

IX.		STATEMENT PRINT

	a.	Receive file and control totals from _________.
	b.	Control totals must contain total pages and accounts for printing statements and microfiche.
	c.	File must be in the mutually agreed upon format.
	d.	File must be on the mutually agreed upon media.
	e.	Each statement page must include the name and address of the account owner.

Page 19 BACK OFFICE SERVICES AGREEMENT SCHEDULE "A-1" (Continued)

	f.	Statement form, envelopes and any marketing material must be sent with the statement file.
	g.	Statements will be printed and the totals will be verified.
	h.	Statements will be barcoded for the automated mailing equipment if necessary.
	i.	Statements will be forwarded to ACS Statement Prep for rendering.

X.		STATEMENT RENDERING WITH CHECKS/SHAREDDRAFTS ENCLOSED

	a.	Pull items from bulk file storage or receive from Customer.
	b.	Have items fine sorted in account number order.
	c.	Receive statements from print/distribution.
	d.	Pull Holds and Bad Address accounts and forward to Customer.
	e.	Fold Statements.
	f.	Prepare inserts.
	g.	Verify that the item count matches the enclosure count listed on the statement.
	h.	Render statement.
	i.	Forward to the mailroom for metering.
	j.	Release statements to presort house.

XI.		STATEMENT RENDERING FOR TRUNCATED ACCOUNTS

	a.	Receive statements from print/distribution.
	b.	Pull Holds and Bad Address accounts and forward to Customer.
	c.	Fold Statements.
	d.	Prepare inserts.
	e.	Render statement.
	f.	Meter statements.
	g.	Release statements to presort house.

XII.		LOCKBOX SERVICES

	a.	Receive mail from the post office.
	b.	Open mail and remove contents.
	c.	Return white mail to Customer.
	d.	Encode, endorse, and capture payments.
	e.	Balance transactions.
	f.	Return coupons to Customer.
	g.	Prepare outgoing transit cash letter.
	h.	Transmit data file to Customer's processor.
	i.	Shred envelopes.

Page 20 BACK OFFICE SERVICES AGREEMENT SCHEDULE "A-1" (Continued)

XIII.		IMAGE STATEMENTS

	a.	Customer will forward items to ACS for image capture.
	b.	ACS will capture only one side of image.
	c.	ACS will capture both sides of image.
	d.	ACS will recon checks captured to reconciliation file.
	e.	ACS will notify Customer if there is a large number of missing items.
	f.	ACS will print image statements.
	g.	ACS will render image statements.
	h.	Customer will render image statements.
	i.	Items will be returned to Customer.

XIV.		MICROGRAPHICS

	a.	Microfilm Processing (100')
	b.	Microfilm Processing (200')
	c.	Microfilm Duplication (100')
	d.	Microfilm Duplication (200')

XV.		LASER PRINTING

	a.	Report Printing
	b.	Report Design
	c.	Forms Printing
	d.	Forms Design
	e.	Statement Print Tape processing

XVI.		DISBURSEMENT CHECK

	a.	Photocopy Requests
	b.	Non-Reconciling (House-check)
	c.	Reconciling Regular
	d.	Reconciling Auto media
	e.	Reconciling Suspense
	f.	Stop Payments
	g.	File Transmissions

ATTACHMENT A2

PRODUCT/SERVICE	PER ITEM CHARGE

Minimum Monthly Billing**	$1,000.00

Inclearings:

Check Capture	0.0350
Rejects over 1%	0.2500
Check Digit Routine Failures	0.2500
Fine Sort-Special (ie High Dollar Items)	0.0009
Tape/File Transmission	10.0000
Photocopies/Faxes	2.0000

Returns:

Return Items	2.0000
Return Item Qualification	1.0000
EARNS-Large Dollar Notification	1.5000
High Dollar Copy Service	0.2500

Transit/POD

Un-encoded Transit/POD	0.0400
Transit On-Us sort	0.0009
Tape/File Transmission	10.0000
Adjustments	1.0000
Photocopies/Faxes	2.0000
Transit Fine Sort-Special (Availability)	0.0040
Rejects over 1%	0.1000

Statement Rendering:

Rendering with Check Activity	0.0500
Rendering with No Check Activity	0.0400
Manual	0.1500
Fine Sort Statement Cycle	0.0009
Statement Inserts (above one per statement)	0.0100
Special Fine Sort (Commercial Accounts)	0.0050
Microfilm-Statement Cycle	0.0009
Microfilm Per Roll	12.0000
Original Microfiche	1.5000
Microfiche Copies	0.3500
Monthly Check Storage	25.0000
Statement Cycle Tapes	10.0000
Statement Error Research	0.5000
Statement Inquiries/Photocopies	2.0000
CD-ROM of Statements	0.0080

Laser Printing:

Front	0.0375
Front & Back	0.0500
Generic Paper (per thousand)	TBD
Preprinted paper (per thousand)	TBD
Impact Notice	0.0600
Year End 1099 Forms/Printing	TBD

Image:
Image Capture (selective accounts)	0.0300
Image Capture 100% of items	0.0100
Printing Per page	0.0200
CD-ROM Production (per CD)	TBD
Duplicate CD-ROM	20.0000

Presort Mailing Services:

Presort Discount	50/50 split
Remetering (Non-Qualified)	0.0400
Presort Mailing Service	N/C
Postage	passed on

Passed on costs:

Forms, Deposit Tickets
Transit Bags
Communication Costs (If Required)
Conversion Fees - To Be Determined

Includes Delivery and pick-up of items to and from Utica Fed one time
Pricing is valid for 60 days from date of proposal
** Minimum monthly billing fee covers daily ACS tasks and maintenance on GBSB account

Schedule A3

ACS - Service Level Agreement

Research and Adjustment

	Service Type	Photocopy requests, Personal, Commercial and Deposited Checks
1.	Service Category	Incoming Exchange, Transit
2.	Customer Action	Phone request to Customer Service. Information required includes Microfilm location number (sequence number), account number, dollar amount, check number and paid date.
3.	Time Frame	Within 7 years of paid date.
4.	ACS Action	Will retrieve and mail photocopy of check within 48 hours (excludes high volume requests.) High volume will be requests of more than 20 photos per account, per customer, per statement and total requests for all customers exceeding 75-100 per day. Such high volume requests will be handled on a best effort basis. (i.e. subpoenas)

Emergency requests must bear an authorized signature and must be faxed to ACS for processing.

ACS - Service Level Agreement

Production

I.               Encoding Error - Transit and POD

Products Affected:	Transit, POD, Inclearing
Customer Action:	Send letter (fax) to ACS with copy (front and back) of check, requesting either debit or credit action to be initiated.
Time Frame:	a) Letter (fax) must be received within 6 months from date of encoding error.
ACS Action	a) Will acknowledge, investigate, and commence action.
Non-Compliance:	All items processed not in accordance with standard will be credited back as follows. Errors greater than .0001% of monthly volume will be credited to customer equal to the number of items times $.0295. ACS assumes no liability for items coming in from outside sources incorrectly. (Not to exceed $2,500 in any month.)
I. Return of Dishonored (On-Us) Checks (Checks Drawing on the Customer)
Products Affected:	Incoming Exchange
Customer Action:	A listing of items to be returned (electronically or with approved media) including, Account Number, Check Number, Dollar Amount and Reason sent to us.
Time Frame:	No later than one business day after presentment.
ACS Action:	Pull items, sort, qualify and return on behalf of Bank to Bank of First Deposit, according to Regulation CC.
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I. Forms Printing
Products Affected:	All forms printed by ACS.
Customer Action:	Contact ACS and provide information and/or copies of forms in error.
Time Frame:	Upon notification by the customer.
ACS Action:	Investigate reported problem(s), report status to the customer same day, and initiate corrective action, as required.
Non-Compliance:	*ACS will correct all errors caused by ACS and credit the customer as follows:
a) Credit for form usage
b) Credit amount of re-postage
c) Provide insert of explanation at ACS cost
*Must be determined that cause of error is ACS.
I. Printing/Statement Rendition/Mailing Standards
Products Affected:	Statement Rendering
Customer Action:	Provide ACS with copies of statements, inserts and envelopes indicating late mailing for non-crippled statements (72 hours the time statement print is received by ACS.) and/or errors in statement, caused by ACS.
Time Frame:	Upon notice by the customer.
ACS Action:	Research and Investigate receipt of statement data from the customer and ACS subsequent actions.
Non-Compliance:	ACS shall provide a credit to the customer for all late mailings at the rate of $.04 per statement. (Not to exceed $5,000.00 in any month.) ACS shall provide a credit to the customer for errors in excess of .0002% of total statements rendered, provided ACS is at fault, at the rate of $.04 per statement.
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I. Deposit Timeliness
Products Affected:	Transit
Customer Action:	Send copy of credit advice received from FRB or Depository reflecting availability received.
Time Frame:	Copy of credit advice or depository statement must be received within two business days of actual deposit.
ACS Action:	Will acknowledge and investigate.
Non-Compliance:	All items processed not in accordance with agreed upon ACS receipt times and deposit times, together with the times of your chosen depository will be reflected on customers next billing cycle as a credit for loss of interest on float availability. The delays must be caused by ACS directly, not such things that are not controllable by ACS. (Weather, Courier breakdown, etc.)
The rate to be used for the interest-loss calculation will be based upon the previous month's average Federal Funds rate.
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